Inova completes acquisition of Desert Communications

Santa Monica, CA, Dec 21 -- Inova has signed a definitive agreement to acquire Texas based Desert Communications (“Desert”) for $5.5 million. The acquisition was announced on August 1, 2007 closed on December 21, 2007.

For the year ending December 2006, Desert generated revenue of $13 million and EBITDA of $1.8 million. Inova will pay $3.2 million cash on closing and a $2.3 million note payable over three years.

Funding for the acquisition was obtained from IBM and Boone Opportunity Lenders (“Boone”). IBM provided a $2.5 million line of credit and Boone Opportunity Lenders provided a $2 million debenture. Southbase LLC (a company related to the CEO, Mr Adam Radly) has also agreed to convert $600,000 of cash invested into Inova since December 2006 into stock of the Company in order to improve the Company’s balance sheet.

The sellers of Desert will not be receiving Inova stock as part of the transaction. Boone will be entitled to receive shares in Inova equal to approximately 13% of the fully diluted common stock of the Company. Therefore the transaction is earnings per share positive for all shareholders.

Desert provides IT services to a customer base that primarily consists of Texas based school districts, local government entities and corporations. IT services offered by Desert include IT network and communications services, network design, implementation and maintenance.

CEO of Inova Technology, Mr Adam Radly said “We’re extremely pleased to be acquiring Desert Communications. Desert has a very established customer base that provides a lot of repeat business and a talented and stable base of employees. Of course, we’re also excited about the RFID possibilities. Now that this acquisition has closed we can start to focus on integrating Desert into Inova and start working on several other attractive acquisition opportunities.

Inova is also assessing additional acquisition opportunities targeting RFID businesses and other businesses that can accelerate the Company’s RFID strategy.

About Inova Technology

Inova Technology (www.InovaTechnology.com) has two business units: one develops RFID products and the other provides IT services and data storage solutions.

RightTag (www.righttag.com) is the RFID subsidiary of Inova. RightTag's current RFID product line includes handheld scanners, desktop scanners, PC boards, printers, and tags. RightTag products cater to a wide variety of customers such as the Government, retailers, transportation companies, manufacturers, and distributors. RightTag has more than 200 customers worldwide. RightTag has several RFID patents pending.

About Desert Communications

Desert provides IT services to a customer base that primarily consists of Texas based school districts, local government entities and corporations. Desert provides IT network and communications services that include network design, implementation and maintenance. During 2007, Desert commenced development of RFID solutions with Inova to be provided to certain customers.